Exhibit 14.1

ETHICAL BUSINESS CONDUCT POLICY

Purpose

The purpose of the Chaparral Ethical Business Conduct Policy is to state the minimum standards by which employees conduct the business of the Company. Additionally, the Policy is to insure a uniform understanding and commitment to these standards of personal conduct. The policy does not displace individual judgment that enhances the integrity and positive reputation of the Company.

Scope

This policy applies to all employees of the Company and its subsidiaries.

Basic Responsibilities

Of Directors:

A Director’s fundamental responsibility is to represent the interest of the shareholders as a group, as the owners of the Company, and assure that the best interests of the Company and its shareholders must prevail over any individual interest or any other interest of a narrow, special segment of shareholders. The management of the business and affairs of the Company shall be under the direction of the Board of Directors.

Of The Company To:

Shareholders:

Our primary responsibility is to provide a fair return on investment through sound fiscal practice, high-quality earnings, responsible diversification, and steady growth earnings. If in the future Chaparral declares a dividend; the dividend policy will recognize expanded earnings, consistent with long-term financing needs. In our communications with shareholders, we will provide assessments of major programs and progress.

Employees:

We will provide equitable pay and benefits in a safe work environment, and assurance of opportunity for personal and professional growth on the basis of individual initiative, and without regard to race, religion, national origin, color, age, sex, physical handicap or family connections. The contribution of employees to the success of our business affairs is recognized, as well as their personal rights and privileges.

Customers:

Our goal is to provide quality products and services at fair prices while complying with the law and high ethical standards. We will not engage in false or deceptive promotional or advertising practices, and will respect confidential customer information.

Suppliers:

We will seek to build long-standing, mutually beneficial relationships based on confidence and trust. We will purchase materials and services for the Company based solely on their merits, just as the products the Company sells are sold solely on their merits. We will maintain dependable sources of quality materials at fair and competitive prices.

Competitors:

To avoid even the appearance of improper action, the Company prohibits absolutely any consultation with competitors relating to the prices, pricing policies, allocations of customers, markets or territories, or terms or conditions of sale which we or they intend to charge or observe.

Government:

We commit ourselves to obeying the letter and spirit of all laws and regulations of the communities and states in which we operate. Yet we reserve the right and often must recognize an obligation to oppose, by lawful means, those laws and regulations which discriminate against the interests of the society we serve.

Society:

We are pledged to active involvement in civic affairs of the communities in which we operate. In addition to providing stable employment and paying our fair share of taxes, we will offer financial support, consistent with our income and responsibilities, to charities and community projects. We will operate all our facilities in accordance with responsible environmental standards.

Policy

The senior management of the Company will be informed on any matter that may be considered sensitive in preserving the reputation of the Company. Concealment of facts is a violation of ethical business practices.

The records of the Company will fully and accurately report the transactions that they propose to represent and will be subject to review by independent auditors of the Company.

Violation of this Policy may subject the employee to disciplinary action up to and including termination.

The following sections describe the Policy:

1.	Interaction with Competitors

The Company and its employees will comply with the laws governing free and open competition established by federal and state institutions.

A.	Employees will not enter into discussions of arrangements with competitors or suppliers that would violate federal or state laws governing competition.

B.	No discussions will be conducted with competitors, either directly or through third parties, with respect to pricing of products.

2.	Political Activity

A.

Employees are not limited in their ability to exercise their right to express their views on political issues, but they will differentiate between their roles as a corporate spokesperson and a private individual.

B.	The use of Company facilities for non-partisan political activities is encouraged. Approval by management is required for visits to Company locations by individuals seeking elected office.

3.	Conflict of Interest

A.

It is the duty of every employee to avoid any situation in which there is, or may appear to be, a conflict of interest between that employee and the Company. Any employee who has or contemplates a personal interest, which is or may be, in conflict with the interests of the Company is required to disclose such situation to their supervisor or the Vice President, General Counsel. In the event such situation is found to be in conflict, it is expected that it will be satisfactorily and promptly resolved. If it cannot be resolved, the employee may be subject to disciplinary action up to and including termination.

B.

Entertainment privileges or gifts from customers or suppliers may be accepted if they are reasonable and suitable to the occasion and will not imply a conflict between the employee and the interest of the Company, and should be considered with the expectation that such gifts will become public information.

C.

Any entertainment privileges or gifts offered by an employee to another party will be reasonable and suitable to the occasion, will not imply a conflict between parties and should be considered with its expectation that acceptance will become public information.

4.	Confidential Information

A.

There are established authorized procedures for the dissemination of information about the Company to the public. In business and in personal conversations outside of the Company, employees must limit comments about the Company to information that is publicly disseminated by the Company. Non-public information about the Company should be treated as confidential and that confidence must be maintained at all times. No information about sales, earnings, competitive activities, proposed developments or activities or products should be discussed prior to public disclosure.

B.	The employee will not make any statement that could be the basis for charges of libel or slander, invasion of privacy or breach of customer or supplier confidence.

5.	Insider Information

A.

Officers and Directors of the Company are considered “insiders” as defined by the Securities Exchange Act of 1934 and will not engage in any transaction in the securities of the Company until material facts about the Company have been made public.

B.

Certain other employees may also be considered “insiders” and will be prohibited from engaging in any transaction in the securities of the Company until material facts about the Company have been made public. The Legal Department will provide clarification when consulted.

6.	Related Party Transaction

A.

Employees will not engage in any transaction to purchase or sell goods and/or services between the Company and the organization in which an employee has an economic interest. (This does not preclude nominal stock ownership in publicly traded companies.)

B.

Immediate family members of an employee will not engage in any transaction to purchase or sell goods and/or services between the Company and the organization in which the family member has an economic interest.

C.	The Vice President, General Counsel will review any request for an exception. All exceptions require the approval of the President of the Company.

7.	Bribery

A.	Bribery in any form, commercial or political, is not condoned in the conduct of Company business. Employees will not use the funds of the Company, either directly or indirectly, to offer a bribe.

B.

Consultants, attorneys, accountants or agents will not be employed in any manner that is contrary to this policy. Fees, commissions and expenses paid to agents will be based on reasonable standards and for actual and proper services and such payments must be for activities of such a nature as to qualify for income tax deductibility.

8.	Candor

A.

It is imperative that senior management be informed of matters which may negatively impact the Company’s reputation. Concealment of violations of this Policy shall also be considered a violation. If a significant violation of the Policy is discovered, senior management must be informed.

B.

Independent auditors of the Company must have access to all necessary information to permit them to conduct audits properly. The books and records of the Company must fully and accurately report the transactions which they purport to reflect. Supporting and background information, which such auditors may properly request, must be fully and accurately supplied.

Responsibility

1.	It is the responsibility of the management of the Company to assure that all employees follow the intent of this policy.

2.

It is the responsibility of the management of the Company to periodically re-communicate this policy and document this information has been communicated. (See attached Verification of Receipt and Understanding)

3.

It is the responsibility of any employee who has direct knowledge of any violation of any part of this policy to report the violation to his/her supervisor or the Vice President, General Counsel. Any report will be treated in a confidential manner.

4.

The Vice President, General Counsel has been designated as a special resource that will provide or arrange for appropriate consultation in a manner to assure the highest degree of confidentiality. The Vice President, General Counsel can be reached at 972-779-1060.

ETHICAL BUSINESS CONDUCT POLICY

VERIFICATION OF RECEIPT AND UNDERSTANDING

As of this date, I                                                   have received a copy of

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the Ethical Business Conduct Policy for Chaparral Steel Company. I have read,

understand and will adhere to this policy. I have made my supervisor or the

Vice President, General Counsel aware of any suspected violations.

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